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                                 May 21, 1997

Board of Trustees
Equity Residential Properties Trust
Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606

Ladies and Gentlemen:

          We have acted as special tax counsel to Equity Residential Properties Trust, a Maryland real estate investment trust (the "Company"), in connection with certain aspects related to its registration statement on Form S-3 (the "Registration Statement") (No. 333-12211) previously declared effective by the Securities and Exchange Commission relating to the proposed public offering of up to $500,000,000 in aggregate amount of its common shares of beneficial interest, $.01 par value ("Common Shares") and one or more series of its (i) preferred shares of beneficial interest, $.01 par value (the "Preferred Shares"), and (ii) depositary shares representing fractional interests in Preferred Shares (the "Depositary Shares" and, together with the Preferred Shares and Common Shares, the "Securities"), all of which Securities may be offered and sold by the Company from time to time as set forth in the prospectus which forms a part of the Registration Statement (the "Prospectus"), and as to be set forth in one or more supplements to the Prospectus (each, a "Prospectus Supplement"). This opinion letter is rendered in connection with the proposed public offering of up to 7,000,000 of the Company's Depositary Shares (the "Depositary Shares"), each representing a 1/10 fractional interest in a share of the Company's Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share (liquidation preference $250.00 per share) (the "Series D Preferred Shares"), all of which Depositary Shares are to be sold by the Company. This opinion letter is furnished to enable the Company to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. (S) 229.601(b)(8), in connection with the Registration Statement.

          The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Regulations), and interpretations of
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Equity Residential Properties Trust
May 21, 1997
Page 2

the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service or a court of competent jurisdiction, or of a contrary position by the Internal Revenue Service or the Treasury Department in regulations or rulings issued in the future.

          In rendering our opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including the Prospectus dated May 12, 1997, and the Prospectus Supplement dated May 16, 1997 relating to the Depositary Shares.

          In our review, we have assumed, with your consent, that all of the representations and statements set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

          For the purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

          We assume for the purposes of this opinion that the Company is a validly organized and duly incorporated real estate investment trust under the laws of the State of Maryland.
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Equity Residential Properties Trust
May 21, 1997
Page 3



          Based upon, and subject to, the foregoing, we are of the opinion that the discussion in the Prospectus Supplement under the heading "Certain Federal Income Tax Considerations," to the extent that it constitutes matters of law or legal conclusions, is correct in all material respects.

          We note that we heretofore have rendered an opinion to the Company, included as an exhibit to the Registration Statement, to the effect that the Company qualifies as a REIT. We reaffirm that opinion to you as of the date hereof. The Company shareholders, however, will vote on or about May 28, 1997, on a merger transaction in which the Company will merge into Wellsford Residential Property Trust ("Wellsford"), with Wellsford being the surviving entity in the merger (the "Surviving Trust") and the Company's shareholders (including purchasers of the Depositary Shares) becoming, by operation of law, shareholders of the Surviving Trust. The qualification of the Surviving Trust as a REIT will depend, inter alia, upon the qualification of Wellsford as a REIT prior to the Merger and the impact of Wellsford's assets and operations following the Merger on the ability of the Surviving Trust to continue to meet the requirements for qualification as a REIT following the Merger. Our prior opinion, referenced above and reconfirmed as of the date hereof, does not address the impact of the Merger on the continued qualification of the Company as a REIT. Rudnick & Wolfe, however, has served as special tax counsel to the Company with respect to the Merger and is expected, as a condition to the Merger, to provide an opinion to the Company to the effect that the Surviving Trust will qualify as a REIT following the Merger.

          We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. This opinion letter has been prepared solely for your use in connection with the filing by the Company of a Current Report on Form 8-K (the "Form 8-K") on the date of this opinion letter, which Form 8-K will be incorporated by reference into the Registration Statement. We hereby consent to the filing of this opinion letter with the Form 8-K. This opinion letter should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

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Equity Residential Properties Trust
May 21, 1997
Page 4



          We hereby consent to the reference to this firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                        Very truly yours,


                                        /s/ Hogan & Hartson L.L.P.

                                        Hogan & Hartson L.L.P.